EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Date:	April 21, 2008
Contacts:	Ken Taylor, EVP/CFO
Kevin McPhaill, EVP/Chief Banking Officer
Phone:	(559) 782-4900 or (888) 454-BANK
Website Address:	www.sierrabancorp.com

SIERRA BANCORP REPORTS QUARTERLY EARNINGS

Porterville, CA – April 21, 2008 – Sierra Bancorp (Nasdaq: BSRR), parent of Bank of the Sierra, today announced its financial results for the quarter ended March 31, 2008. Net income for the first quarter of 2008 increased 4% to $5.0 million, compared to $4.8 million in the same quarter a year ago. Diluted earnings per share increased 9%, rising to $0.51 in the first quarter of 2008 from $0.47 per diluted share in the first quarter of 2007. Half of the increase in diluted earnings per share is attributable to higher earnings, while the remainder is due to lower average diluted shares outstanding for the quarter. Diluted shares were lower because of share repurchases over the past year, and because of a significant increase in stock options that were “underwater” at March 31, 2008 and thus excluded from diluted shares. Despite a relatively high loan loss provision in the first quarter of 2008, Sierra Bancorp still generated a 19.8% return on average equity and a 1.6% return on average assets for the quarter. Notable balance sheet changes from December 31, 2007 to March 31, 2008 include an increase of $73 million, or 9%, in deposit balances, a $26 million drop in Federal Home Loan Bank (FHLB) borrowings, and an increase of $52 million, or 28%, in investment balances.

“While credit issues had a greater impact on first quarter results than we originally expected, some favorable developments helped soften the blow,” remarked James C. Holly, President and CEO. “We had a one-time gain on the redemption of Visa shares, but more significantly, our deposit acquisition strategy has been highly successful in increasing the number of transaction accounts and associated service charges, we’ve maintained a relatively strong net interest margin, and non-interest expenses are well-controlled,” he explained. “I commend our dedicated employees and directors for their diligent efforts and intense focus on managing credit issues, controlling costs, enhancing revenues, and maintaining a stout return on equity as we fight the headwinds that seem to be flattening profitability at many other banks,” Mr. Holly added.

Financial Highlights

The most significant single item impacting the Company’s net income for the first quarter of 2008 versus the first quarter of 2007 was a $1.4 million increase in our loan loss provision. Some of this increase can be explained by the $1.2 million increase in net charge-offs, but many of the charged-off loan balances had specific reserves allocated to them as of the beginning of the quarter and charging them off did not necessarily create the need for reserve replenishment. Our first quarter net charge-offs include unsecured personal lines of credit adding up to $791,000, auto loans and other consumer installment loans in the amount of $266,000, commercial loans (primarily unsecured business lines of credit) and the non-guaranteed portion of SBA loans totaling $597,000, and real estate loan balances (including equity lines) of $312,000. Deposit account overdrafts totaling $115,000 were also deemed to be uncollectible and are included in net charge-offs. In addition to the increase in reserves related to charge-offs, we created specific reserves for certain acquisition and development loans and residential construction loans, due to deterioration in collateral values and in the liquidity of some developers. We had acquisition and development loans totaling about $31 million, and an additional $40 million in residential construction loans on our books at March 31, 2008. Our general reserves for equity loans and unsecured business and consumer lines were also enhanced, due to the recent uptick in charge-offs in those loan categories. Our detailed analysis indicates that as of March 31,

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Sierra Bancorp Financial Results

April 21, 2008

2008, our allowance for loan and lease losses should be sufficient to cover potential credit losses inherent in loan and lease balances outstanding as of that date. However, no assurance can be given that the Company will not experience substantial future losses relative to the size of the allowance. Our allowance for loan and lease losses was 1.35% of total loans at March 31, 2008.

Net interest income was slightly lower in the first quarter of 2008 than in the first quarter of 2007. While average interest-earning assets were $31 million higher, the lift created by higher earning assets was offset by a lower net interest margin. The Company’s net interest margin was 5.12% in the first quarter of 2008 relative to 5.35% in the first quarter of 2007, a drop of 23 basis points. Our net interest margin was down due to the fact that average non-interest bearing demand deposits were $26 million lower, and because competitive pressures kept deposit costs relatively high despite a drop in short-term market interest rates. Our current interest rate risk profile indicates minimal exposure to declining interest rates, all else being equal.

For the quarter, service charges on deposits increased by $893,000, or 57%, relative to the first quarter of 2007. Service charges show improvement due primarily to returned item and overdraft fees generated by new consumer checking accounts, a fee increase that became effective mid-2007, and enhanced overdraft management and collection capabilities for all transaction accounts. Other non-interest income increased by $346,000, or 25%. The primary driver behind the increase was a $289,000 one-time gain resulting from the mandatory redemption of a portion of our Visa shares, pursuant to Visa’s initial public offering in March 2008. Other relatively large changes in non-interest income categories, which net out to a small overall increase, are as follows: credit card revenue was $116,000 lower, bank-owned life insurance (BOLI) income was down by $198,000 due to a first quarter 2008 loss on our separate account BOLI (although associated deferred compensation plan expense accruals were also lower), EFT interchange fees increased by $114,000, we received a $75,000 contingent final payment in the first quarter of 2008 related to the outsourcing of our merchant services function in late 2006, one-time gains from the sale of real property and leased equipment were up by $70,000, and costs associated with our low-income housing tax credit funds, which are shown as a reduction in other income, were $82,000 lower.

On the expense side, salaries and benefits declined by $166,000, or 4%, due to a $244,000 increase in the deferral of current-period salaries associated with successful loan originations. A decline of $146,000 in deferred compensation expense stemming from participant losses on deferred compensation investments also helped offset some of the normal annual increase in salaries and benefits. Occupancy expense increased by only $20,000, or 1%, inclusive of a $75,000 increase in property taxes due to property tax refunds received in the first quarter of the previous year. Lower depreciation expense on furniture and equipment was the primary reason for the minimal increase in occupancy expense.

Other non-interest expenses dropped by $295,000, or 10%, due mainly to a $242,000 offset against deposit services costs to reflect non-recurring incentive payments received in the first quarter of 2008 for last year’s EFT processing/debit card conversions. The drop in other non-interest expenses also includes the elimination of $150,000 in costs associated with credit cards due to the sale of our credit card portfolio last year, and participant losses in the directors’ deferred fee plan, which are reflected as an expense accrual reduction. Expenses that increased in the first quarter of 2008 relative to the first quarter of 2007 include demand and foreclosure costs, appraisal and inspection costs, and internet banking costs.

Balance sheet changes during the first quarter of 2008 include sizeable increases in deposits and investment securities. Total deposits increased by $73 million, or 9%, during the first quarter. Most of growth was in time deposits, including $30 million obtained from one of the counties in our market

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Sierra Bancorp Financial Results

April 21, 2008

area and $20 million from the State of California. Wholesale-sourced brokered deposits, which are also included in time certificates of deposit, increased by $16 million during the quarter. Combined NOW/savings balances were up by $11 million, or 8%, and money market deposits increased by $10 million, also representing an 8% increase. Non-interest bearing demand deposits, however, continued to decline, dropping by $18 million, or 8%. We were able to let $26 million in FHLB borrowings roll off and decreased overnight fed funds purchased by $7 million due to the aggregate deposit influx. Additionally, since the investment environment was conducive to increasing our relative level of investment securities, much of the cash flow generated by the increase in deposits was utilized to increase investment balances, which were up by $52 million, or 28%, during the quarter.

Gross loan balances declined by $4 million during the first quarter of 2008. While organic loan growth in most branches was consistent with our expectations, aggregate balances declined due to the prepayment of $11 million associated with a single loan relationship and the early payoff of $3 million in loan participations purchased.

On a positive note, total non-performing assets fell by $712,000, or 7%, during the first three months of 2008, ending the quarter at $8.9 million. The following loans that were included in the non-accruing balance at December 31, 2007 were resolved during the first quarter of 2008: a $1.2 million commercial note was sold, a $1.1 million loan secured by a personal residence and land was foreclosed on and subsequently sold, and single-family residential loans of $415,000 and $125,000 were paid off. Additionally, a $196,000 property held in OREO at year-end was sold during the first quarter of 2008. Loans placed on non-accrual status during the quarter include a $1.2 million residential construction loan to a developer, who has completed the six units in his project but has had difficulty selling them. Other loans and leases downgraded to non-accrual status in the first quarter of 2008 include a $226,000 commercial real estate loan, two residential construction loans totaling $410,000, an SBA loan in the amount of $186,000, a $224,000 lease, and various consumer loans. A total of $1.5 million in loans which were classified as “non-accrual” at December 31, 2008, were written down by a combined $241,000 and acquired into OREO in the first quarter of 2008. Three additional foreclosures during the first quarter resulted in an ending balance of $1.9 million for foreclosed assets.

About Sierra Bancorp

Sierra Bancorp is the holding company for Bank of the Sierra (www.bankofthesierra.com), which is in its 31st year of operations and is the largest independent bank headquartered in the South San Joaquin Valley. The Company has over $1.2 billion in total assets and currently maintains 21 branch offices, an agricultural credit center, an SBA center, and an online “virtual” branch. In January 2008, Sierra Bancorp was recognized as the 2nd best performing mid-tier bank in the nation and the 6th bank overall by U.S. Banker magazine, based on return on equity.

The statements contained in this release that are not historical facts are forward-looking statements based on management’s current expectations and beliefs concerning future developments and their potential effects on the Company. Readers are cautioned not to unduly rely on forward looking statements. Actual results may differ from those projected. These forward-looking statements involve risks and uncertainties including but not limited to the health of the national and California economies, the Company’s ability to attract and retain skilled employees, customers’ service expectations, the Company’s ability to successfully deploy new technology and gain efficiencies there from, the success of branch expansion, changes in interest rates, loan portfolio performance, the Company’s ability to secure buyers for foreclosed properties, and other factors detailed in the Company’s SEC filings.

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Sierra Bancorp Financial Results

April 21, 2008

CONSOLIDATED INCOME STATEMENT	3-Month Period Ended:
(in $000’s, unaudited)	3/31/2008	3/31/2007	% Change
Interest Income	$20,398	$21,745	-6.2%
Interest Expense	6,536	7,769	-15.9%

Net Interest Income	13,862	13,976	-0.8%
Provision for Loan & Lease Losses	2,270	900	152.2%

Net Int after Provision	11,592	13,076	-11.3%
Service Charges	2,468	1,575	56.7%
Loan Sale & Servicing Income	16	37	-56.8%
Other Non-Interest Income	1,719	1,373	25.2%
Gain (Loss) on Investments	45	5	800.0%

Total Non-Interest Income	4,248	2,990	42.1%
Salaries & Benefits	4,498	4,664	-3.6%
Occupancy Expense	1,486	1,466	1.4%
Other Non-Interest Expenses	2,559	2,854	-10.3%

Total Non-Interest Expense	8,543	8,984	-4.9%
Income Before Taxes	7,297	7,082	3.0%
Provision for Income Taxes	2,338	2,329	0.4%

Net Income	$4,959	$4,753	4.3%

TAX DATA
Tax-Exempt Muni Income	$578	$547	5.7%
Tax-Exempt BOLI Income	$160	$358	-55.3%
Interest Income - Fully Tax Equiv	$20,709	$22,040	-6.0%
NET CHARGE-OFFS	$2,069	$867	138.6%

PER SHARE DATA	3-Month Period Ended:
(unaudited)	3/31/2008	3/31/2007	% Change
Basic Earnings per Share	$0.52	$0.49	6.1%
Diluted Earnings per Share	$0.51	$0.47	8.5%
Common Dividends	$0.17	$0.15	13.3%
Wtd. Avg. Shares Outstanding	9,558,161	9,729,627
Wtd. Avg. Diluted Shares	9,801,531	10,149,369
Book Value per Basic Share (EOP)	$10.65	$9.49	12.2%
Tangible Book Value per Share (EOP)	$10.06	$8.92	12.8%
Common Shares Outstndg. (EOP)	9,521,273	9,758,779

KEY FINANCIAL RATIOS	3-Month Period Ended:
(unaudited)	3/31/2008	3/31/2007
Return on Average Equity	19.82%	21.37%
Return on Average Assets	1.62%	1.60%
Net Interest Margin (Tax-Equiv.)	5.12%	5.35%
Efficiency Ratio (Tax-Equiv.)	47.16%	51.45%
Net C/O’s to Avg Loans (not annualized)	0.23%	0.10%

AVERAGE BALANCES	3-Month Period Ended:
(in $000’s, unaudited)	3/31/2008	3/31/2007	% Change
Average Assets	$1,232,798	$1,203,998	2.4%
Average Interest-Earning Assets	$1,113,727	$1,082,527	2.9%
Average Gross Loans & Leases	$916,027	$891,208	2.8%
Average Deposits	$866,419	$868,396	-0.2%
Average Equity	$100,644	$90,196	11.6%

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Sierra Bancorp Financial Results

April 21, 2008

STATEMENT OF CONDITION	End of Period:
(in $000’s, unaudited)	3/31/2008	12/31/2007	3/31/2007	Annual Chg
ASSETS
Cash and Due from Banks	$43,150	$44,022	$40,908	5.5%
Securities and Fed Funds Sold	236,664	184,917	192,815	22.7%
Agricultural	9,864	13,103	11,690	-15.6%
Commercial & Industrial	138,398	140,323	138,036	0.3%
Real Estate	697,437	696,110	669,738	4.1%
SBA Loans	20,817	20,366	22,678	-8.2%
Consumer Loans	54,528	54,731	54,815	-0.5%
Consumer Credit Card Balances	—	—	8,189	-100.0%

Gross Loans & Leases	921,044	924,633	905,146	1.8%
Deferred Loan & Lease Fees	(2,818)	(3,045)	(3,662)	-23.0%

Loans & Leases Net of Deferred Fees	918,226	921,588	901,484	1.9%
Allowance for Loan & Lease Losses	(12,478)	(12,276)	(11,612)	7.5%

Net Loans & Leases	905,748	909,312	889,872	1.8%
Bank Premises & Equipment	18,240	18,255	18,187	0.3%
Other Assets	77,960	77,229	74,062	5.3%

Total Assets	$1,281,762	$1,233,735	$1,215,844	5.4%

LIABILITIES & CAPITAL
Demand Deposits	$225,318	$243,764	$258,913	-13.0%
NOW / Savings Deposits	149,853	138,378	134,685	11.3%
Money Market Deposits	135,911	126,347	132,642	2.5%
Time Certificates of Deposit	412,466	341,658	375,882	9.7%

Total Deposits	923,548	850,147	902,122	2.4%
Junior Subordinated Debentures	30,928	30,928	30,928	0.0%
Other Interest-Bearing Liabilities	207,894	237,082	175,404	18.5%

Total Deposits & Int.-Bearing Liab.	1,162,370	1,118,157	1,108,454	4.9%
Other Liabilities	18,031	16,114	14,790	21.9%
Total Capital	101,361	99,464	92,600	9.5%

Total Liabilities & Capital	$1,281,762	$1,233,735	$1,215,844	5.4%

CREDIT QUALITY DATA	End of Period:
(in $000’s, unaudited)	3/31/2008	12/31/2007	3/31/2007	Annual Chg
Non-Accruing Loans	$7,021	$9,052	$649	981.8%
Over 90 Days PD and Still Accruing	—	—	—	0.0%
Foreclosed Assets	1,875	556	76	2367.1%

Total Non-Performing Assets	$8,896	$9,608	$725	1127.0%

Non-Perf Loans to Total Loans	0.76%	0.98%	0.07%
Non-Perf Assets to Total Assets	0.69%	0.78%	0.06%
Allowance for Ln Losses to Loans	1.35%	1.33%	1.28%

OTHER PERIOD-END STATISTICS	End of Period:
(unaudited)	3/31/2008	12/31/2007	3/31/2007
Shareholders Equity / Total Assets	7.9%	8.1%	7.6%
Loans / Deposits	99.7%	108.8%	100.3%
Non-Int. Bearing Dep. / Total Dep.	24.4%	28.7%	28.7%

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